UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2020

Smith & Wesson Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

(Address of principal executive offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per Share	SWBI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As described in Item 5.02, on August 5, 2020, we entered into the Retirement Agreement (as defined herein) with Jeffrey D. Buchanan in connection with his retirement from our company, which, among other actions, modifies the Severance Agreement (as defined herein). The disclosure provided in Item 5.02 of this Form 8-K relating to the Retirement Agreement with Mr. Buchanan is hereby incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement Agreement with Jeffrey D. Buchanan

As previously announced, Mr. Buchanan will be retiring from our company as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer and from all other positions with our company and our subsidiaries and affiliates effective with the spin-off of our outdoor products and accessories business. We and Mr. Buchanan are parties to a severance and change in control agreement, or the Severance Agreement. Pursuant to the Severance Agreement (as defined herein), if we terminated Mr. Buchanan’s employment without Good Cause, or Mr. Buchanan terminated his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan would receive certain payments and benefits, subject to the terms and conditions set out in the Severance Agreement. Mr. Buchanan’s separation from our company will be the result of a retirement rather than a termination by us without Good Cause or by Mr. Buchanan for Good Reason. Our company, however, in recognition of the long and valuable services provided by Mr. Buchanan to our company will provide Mr. Buchanan with the opportunity to take advantage of his previously granted stock-based compensation.

On August 5, 2020, we and Mr. Buchanan entered into an agreement, or the Retirement Agreement, in connection with Mr. Buchanan’s retirement from our company, effective as of the close of business on August 23, 2020 or such other earlier date as may be accepted by the Chief Executive Officer. Pursuant to the Retirement Agreement, Mr. Buchanan will retire as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer and from all other positions with our company and our subsidiaries and affiliates.

Pursuant to the Retirement Agreement and in connection with Mr. Buchanan’s retirement, (i) the restricted stock units held by Mr. Buchanan were accelerated; (ii) the performance stock units held by Mr. Buchanan were accelerated and were converted into 50,200 shares of our common stock; (iii) the holding period on the shares underlying or associated with the accelerated restricted stock units or performance stock units were waived provided that Mr. Buchanan may not sell any such shares prior to October 1, 2020 when he completes the transition of his duties; (iv) Mr. Buchanan will remain on the payroll of our company until September 30, 2020 to complete the transition of his duties; (v) the period of non-competition set forth in Section 4(b) of the Severance Agreement was extended from 12 months to 24 months; and (vi) Mr. Buchanan will not receive any cash payments, whether provided for in Sections 2 and 3 of the Severance Agreement, or otherwise, and Sections 2 and 3 of the Severance Agreement will no longer have any force or effect.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Retirement Agreement, and is subject to and qualified in its entirety by reference to the full text of the Retirement Agreement, which is attached hereto as Exhibit 10.120.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Exhibits

10.120	Agreement, dated as of August 5, 2020, by and between Jeffrey D. Buchanan and the Registrant

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON BRANDS, INC.

Date: August 11, 2020	By:	/s/ Robert J. Cicero
Robert J. Cicero
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary